Board of Directors
Symetra Life Insurance Company

Directors:

I have acted as counsel to Symetra Life Insurance Company (the “Company”) in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-6 for the Individual Flexible Premium Deferred Variable Life Policies (the "Policies") to be issued by the Company and its separate account, Symetra Separate Account SL. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.	Symetra Life Insurance Company is a validly existing stock life insurance company of the state of Iowa.

2.	Symetra Separate Account SL is a separate investment account of Symetra Life Insurance Company validly existing pursuant to the Iowa insurance laws and regulations thereunder.

3.
All of the prescribed corporate procedures for the issuance of the Policies have been followed, and, when such Policies are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such Policies will have been complied with.

4.
Upon the acceptance of the Premium Payments made by a prospective Policy Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Policy Owner will have a legally-issued, fully paid, non-assessable Policy.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ David S. Goldstein

David S. Goldstein
Senior Vice President and General Counsel